UNITED STATES

SECURITIES EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant   [   ]

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[ ]	Definitive Proxy Statement
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[X]	Soliciting Material Pursuant to §240.14a-12

WCI Communities, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following press release was issued by WCI Communities, Inc. (“WCI”) on February 16, 2007.

Investor & Media Contact: Steve Zenker

(239) 498-8066

stevezenker@wcicommunities.com

FOR IMMEDIATE RELEASE

WCI SAYS ICAHN’S PLAN “NOT IN THE BEST INTERESTS

OF ALL SHAREHOLDERS”

Bonita Springs, FL (February 16, 2007) – WCI Communities, Inc. (NYSE:WCI) today commented on plans by Carl Icahn to run his own slate of candidates for the WCI Board.

Don E. Ackerman, Chairman of the Board, stated, “The Board believes that Mr. Icahn’s plan to run a hand-picked slate of directors to further his personal objectives would be highly disruptive to our company and not in the best interests of all our shareholders. The Board is committed to maximizing value for our shareholders by following processes that will not favor any specific shareholder in the purchase or sale of the company’s shares or assets.

Ackerman continued, “We are disappointed by Mr. Icahn’s decision to pursue this hostile approach  following our extensive dialogue with him over the past several weeks, including an invitation to join the Board and participate in the discussions of how to maximize shareholder value, which he rejected. Mr. Icahn has repeatedly asked us to give him preferential treatment and provide him with advantages not offered to other shareholders. We are moving ahead with our recently announced plan to evaluate our financial, strategic, and operational alternatives, unfettered by any agreements that impair the process of implementing the plans that come out of these evaluations. Our recent engagement of Goldman Sachs to assist in this process and our active and continuing dialogue with all of our shareholders are important steps in furtherance of this goal.”

Ackerman continued, “Our company’s primary objective is to collect its large contracts receivable balance, which is the primary contributor to WCI’s expectation of $1 billion of free cash flow to be generated in 2007. This large inflow of cash will allow our company to reduce debt and possibly buy back stock, and is expected to reduce WCI’s net debt to capital ratio to 50% from its current level of 66%. We believe our company will have a broader and more attractive set of strategic alternatives available to it after the collection of this cash has occurred.”

Ackerman concluded, “While our value maximization process proceeds, we will continue to focus on increasing liquidity and reducing leverage. Our team will continue to implement our strategic plan to maximize cash flow, reduce overhead expenses, lower direct construction costs and operate more efficiently through this period of lower consumer demand. The limited duration shareholder rights plan we recently instituted will provide us the time to focus on collecting the large contracts receivables balance and allow the Board to conduct a systematic and comprehensive review process of all alternatives to maximize shareholder value.”

About WCI

WCI Communities, Inc., named America's Best Builder in 2004 by the National Association of Home Builders and Builder Magazine, has been creating amenity-rich, master-planned lifestyle communities since 1946. Florida-based WCI caters to primary, retirement, and second-home buyers in Florida, New York, New Jersey, Connecticut, Maryland and Virginia. The company offers traditional and tower home choices with prices from the high-$100,000s to more than $10 million and features a wide array of recreational amenities in its communities. In addition to homebuilding, WCI generates revenues from its Prudential Florida WCI Realty Division, its mortgage and title businesses, and its recreational amenities, as well as through land sales and joint ventures. The company currently owns and controls developable land on which the company plans to build about 20,000 traditional and tower homes.

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For more information about WCI and its residential communities visit

www.wcicommunities.com

Click here to join our email list: http://www.b2i.us/irpass.asp?BzID=631&to=ea&s=0

Forward-Looking Statement

Certain information included herein and in other company reports, Securities and Exchange Commission filings, statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the company's anticipated operating results, financial resources, ability to acquire land, ability to sell homes and properties, ability to deliver homes from backlog, and ability to secure materials and subcontractors. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other company reports, filings, statements and presentations. These risks and uncertainties include WCI's ability to compete in real estate markets where we conduct business; the availability and cost of land in desirable areas in its geographic markets and elsewhere and our ability to expand successfully into those areas; WCI's ability to obtain necessary permits and approvals for the development of its lands; the availability of capital to WCI and our ability to effect growth strategies successfully; WCI's ability to pay principal and interest on its current and future debts; WCI's ability to comply with outstanding debt agreements/covenants; S&P and/or Moody's downgrades; WCI's ability to maintain or increase historical revenues and profit margins; availability of labor and materials and material increases in labor and material costs; increases in interest rates and availability of mortgage financing; the level of consumer confidence; increased customer cancellations or defaults; adverse legislation or regulations; unanticipated litigation or legal proceedings; changes in accounting rules, including changes in percentage of completion accounting; natural disasters; lack of visibility in the marketplace and inability to gage timing of market turnarounds; and changes in general economic, real estate and business conditions. If one or more of the assumptions underlying our forward-looking statements proves incorrect, then the company's actual results, performance or achievements could differ materially from those expressed in, or implied by the forward-looking statements contained in this report. Therefore, we caution you not to place undue reliance on our forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This statement is provided as permitted by the Private Securities Litigation Reform Act of 1995.

WCI will file a proxy statement in connection with its 2007 annual meeting of stockholders. WCI stockholders are strongly advised to read the proxy statement when it becomes available, as it will contain important information. Stockholders will be able to obtain this proxy statement, any amendments or supplements to the proxy statement and other documents filed by WCI with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the proxy statement and any amendments and supplements to the proxy statement will also be available for free at WCI’s Internet website at www.wcicommunities.com or by writing to WCI Communities, Inc., 24301 Walden Center Drive, Bonita Springs, Florida 34134. In addition, copies of the proxy materials may be requested by contacting our proxy solicitor, Innisfree M&A Incorporated, at (888) 750-5834 toll-free or by email at info@innisfreema.com.  Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of WCI’s shareholders will be available on a Schedule 14A to be filed with the Securities and Exchange Commission on Tuesday, February 20, 2007.

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INFORMATION REGARDING PARTICIPANTS

WCI Communities, Inc. (“WCI”), its directors and certain of its officers and employees may be deemed to be participants in a solicitation of proxies in connection with WCI’s upcoming 2007 annual meeting of stockholders. Each of the directors of WCI and  each of the officers and employees of WCI who may be deemed to be participants in the solicitation are listed below, together with the number of equity securities of WCI beneficially owned by each of these persons as of February 20, 2007.

Name	Title	Shares of Common Stock Owned (1)
Don E. Ackerman (2)	Chairman of the Board	3,409,983
Paul D. Appolonia	Senior Vice President of Human Resources	22,000
Charles E. Cobb, Jr. (3)	Director	116,495
R. Michael Curtin	Senior Vice President of Marketing and Sales	88,802
James P. Dietz	Executive Vice President and Chief Financial Officer	308,596
Hilliard M. Eure, III	Director	22,586
David L. Fry	Chief Operating Officer/Traditional Homebuilding and Real Estate Services and Senior Vice President	163,271
F. Philip Handy (4)	Director	39,646
Christopher J. Hanlon	Chief Operating Officer/Tower Homebuilding and Senior Vice President	110,788
Vivien N. Hastings	Senior Vice President, Secretary and General Counsel	60,519
Lawrence L. Landry (5)	Director	43,144
James F. McDonald	Director	701
Thomas F. McWilliams	Director	12,754
Albert F. Moscato, Jr.	Senior Vice President of Business Development	74,877
Kathleen M. Shanahan	Director	25,522
Albert H. Small, Jr.	President, Mid-Atlantic Division	1,500
Jerry L. Starkey (6)	President, Chief Executive Officer and Director	1,025,016
Stewart Turley (7)	Director	32,644

(1)  Shares listed in this column include all shares and vested options in which the named individuals have a present beneficial economic interest and also includes options to acquire WCI common stock that are exercisable within 60 days of the date hereof.  Each person has both sole voting and sole investment power with respect to the shares listed unless otherwise indicated.

(2)  The Don E. Ackerman Trust dated 12/14/1996, of which Mr. Ackerman is the trustee and the beneficiary, beneficially owns 3,408,340 shares of WCI common stock.  In addition, 24,105 shares of WCI common stock are owned by Chandelle Ventures, Inc., of which Mr. Ackerman is the president and primary shareholder.

(3)  In addition, 5,000 shares are held by the Cobb Family 22nd Century Fund 1.  Mr. Cobb has been granted 8,803 Restricted Stock Units for which Mr. Cobb has no voting or dispositive power, and for which he will not receive any economic benefit until cessation of service as a director of WCI.

(4)  In addition, Mr. Handy has been granted 6,960 Restricted Stock Units for which Mr. Handy has no voting or dispositive power, and for which he will receive no economic benefit until cessation of service as a director of WCI.  In addition, 1,000 shares of WCI common stock are held by the Handy Family Partnership, of which Mr. Handy is the president and sole shareholder of the general partner of the Handy Family Partnership.

(5)  In addition, Mr. Landry has been granted 2,707 Restricted Stock Units for which Mr. Landry has no voting or dispositive power, and for which he will receive no economic benefit until January 1, 2008.  Mr. Landry has also been granted 1,052 Restricted Stock Units for which Mr. Landry has no voting or dispositive power, and for which he will receive no economic benefit until January 1, 2009.

(6)  In addition, Mr. Starkey’s wife owns 800 shares of WCI common stock.

(7)  In addition, Mr. Turley has been granted 4,661 Restricted Stock Units for which Mr. Turley has no voting or dispositive power, and for which he will receive no economic benefit until cessation of service as a director of WCI.

WCI will file a proxy statement in connection with its 2007 annual meeting of stockholders. WCI stockholders are strongly advised to read the proxy statement when it becomes available, as it will contain important information. Stockholders will be able to obtain this proxy statement, any amendments or supplements to the proxy statement and other documents filed by WCI with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov.  Copies of the proxy statement and any amendments and supplements to the proxy statement will also be available for free at WCI’s Internet website at www.wcicommunities.com or by writing to WCI Communities, Inc., 24301 Walden Center Drive, Bonita Springs, Florida 34134. In addition, copies of the proxy materials may be requested by contacting our proxy solicitor, Innisfree M&A Incorporated, at (888) 750-5834 toll-free or by email at info@innisfreema.com.